Exhibit 10.7

EXECUTIVE EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made as of the 19th day of November, 2024 (the “Commencement Date”), between Plug Power Inc., a Delaware corporation (the “Company”), and Paul B. Middleton (the “Executive” and, together with the Company, the “Parties”).

WHEREAS, the Executive and the Company are parties to an Executive Employment Agreement by and between the Company and Executive dated November 6, 2014 (“Prior Agreement”); and

WHEREAS, the Executive and the Company now desire to enter into an agreement related to the continued employment of Executive by the Company to replace and supersede the Prior Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.Employment.
(a)The term of this Agreement shall extend from the Commencement Date until the second anniversary of the Commencement Date (the “Term”); provided, however, that the Parties may mutually agree in writing to extend the Term for an additional one (1) year period (the “Extended Term”). If either Party, in that Party’s sole discretion, does not wish to extend the Term for that additional one (l) year period, that Party must provide written notice to the other Party at least ninety (90) days in advance of the last day of the Term.
(b)In the event the Parties mutually agree to enter into the Extended Term, then thereafter this Agreement shall automatically be extended for additional one (1) year periods beginning on that third anniversary of the Commencement Date and on each subsequent anniversary thereafter, unless either Party provides written notice to the other Party that it does not wish to further extend this Agreement on or before September 30th of the then current year.
(c)The Term shall also terminate upon any Date of Termination (as defined in Section 5). If the Company provides notice to the Employee under this Section 1 that it elects to discontinue the extensions, such action shall not constitute a termination without Cause by the Company for purposes of Sections 5 or 6.
2.Position and Duties. During the Term, the Executive shall serve as the Chief Financial Officer or such other position as determined in the sole and absolute discretion of the Company, and shall have responsibilities and duties consistent with their position and such other responsibilities and duties as may from time to time be prescribed by the Executive’s manager, supervisor, or other authorized executives, provided that such responsibilities and duties are consistent with the Executive’s position or other positions they may hold from time to time. The Executive shall devote their full working time and efforts to the business and affairs of the Company. Notwithstanding the foregoing, the Executive may serve on other boards of directors with the approval of the Company’s Board of Directors (the “Board”), or engage in religious, charitable or other community activities as long as such services and activities are disclosed to the Board and do not materially interfere with the Executive’s performance of their duties to the Company as provided in this Agreement.

3.Policies. Except as provided herein, the Executive shall be covered by and agrees to comply with all of the Company’s policies and procedures on the same terms as are applicable to other employees of the Company, including those contained in the Company’s Employee Handbook.
4.Compensation and Related Matters.
(a)Base Salary. The Executive’s initial annual base salary shall be Six Hundred Thousand Dollars ($600,000). Increases to the Executive’s base salary shall be redetermined annually by the Company. The base salary in effect at any given time is referred to herein as “Base Salary.” The Base Salary shall be payable in substantially equal installments based upon the payroll cycle of the Company and will be subject to applicable withholdings and deductions.
(b)Annual Cash Bonus.

(i)The Executive shall be eligible to participate in the Company’s annual bonus program that currently provides for a target payment equivalent to 100% of the Executive’s annual Base Salary as guided by the achievement of annual Company performance goals. Company goals also have threshold (lower end) and stretch (higher end) targets which allow for the possibility to earn both lower and higher levels of annual bonus payments. The Company bonus program is discretionary, and all aspects of the program remain subject to the approval of both the CEO and Board. Given the discretionary nature of the Company’s annual bonus program, bonus payments are not guaranteed from year to year.

(ii)Notwithstanding section (b)(i) above, the Executive’s 2024 bonus is guaranteed to be paid out in cash at 100% of target no later than March 15, 2025; provided, however, for clarity, that subsequent years will follow the discretionary language as noted in section (b)(i) above and will require subsequent approvals as noted in section (b)(i) above.

(c)Incentive Compensation. The Executive shall be eligible to receive cash incentive compensation as determined by the Compensation Committee of the Board from time to time.
(d)Annual Executive Equity Grant.

(i)No later than June 30th of each calendar year, the Executive will receive annually a grant of restricted shares of the Company’s stock equal to the greater of: the executive equity grant as may be approved by the Compensation Committee of the Board on an annual basis or the number of shares with a grant date fair value equivalent to $1,500,000 based on the Company’s stock price on the date of the Compensation Committee approves of the annual executive equity grant.

(ii)The Executive shall be entitled to receive an award of restricted stock with a total grant date fair value of $1,500,000 (the “Restricted Stock Award”) as of the date the Compensation Committee of the Board approves the Restricted Stock Award, not to be later than June 30, 2025 (such date, the “Approval Date”), subject to the availability of sufficient shares under the Company’s equity compensation plan.

If the Restricted Stock Award is granted, it shall vest in three equal annual installments (1/3 per year), with the first installment vesting on the first anniversary of the Approval Date, and subsequent installments vesting on the subsequent two anniversaries, subject to the Executive’s continued employment with the Company on each vesting date, unless otherwise provided under the terms of the applicable equity compensation plan or grant agreement.

In the event the Company does not have sufficient shares available under its equity compensation plan to grant the Restricted Stock Award, the Company shall instead pay the Executive on the first anniversary of the Approval Date an amount in cash equal to the value of one-third of $ 1,500,000 worth of the Company’s common stock as determined by the fair market value of such stock on such anniversary and this arrangement shall continue through the subsequent second and third anniversaries of the Approval Date, subject to the Executive’s continued employment with the Company through the applicable anniversary, until or unless terminated or modified by mutual agreement of the Parties in writing. Payment of this cash amount shall occur within 30 days following the anniversary of the Approval Date, subject to applicable tax withholdings. For the avoidance of doubt, below is an illustrative example:

June 30, 2025 Stock Price - $3.00

●	Executive is granted 500,000 shares of Company common stock with standard 3-year vesting
●	On June 30, 2026, Executive is entitled to 166,666 shares of Company common stock or the equivalent cash value on that date, for example:
o	If the stock price is $2.00, the Executive’s cash payment would be $333,333; or
o	If the stock price is $4.00, the Executives’ cash payment would be $666,666.
(iii)Notwithstanding section (d)(ii) above, in the event either the Executive terminates this Agreement for Good Reason in accordance with Section 5(e) below or the Company terminates this Agreement without Cause in accordance with Section 5(d) below prior to June 30, 2025, the Company will pay the Executive $1,500,000 in cash as a one-time lump sum payment due within ten (10) days of the termination date.
(iv)Notwithstanding section (d)(ii) above, in the event either (A) the Executive is granted Restricted Stock Award but ultimately the Parties do not mutually agree to enter into the Extended Term (i.e., this Agreement naturally terminates at the end of the second year of employment hereunder) or (B) the Company terminates the Executive’s employment without Cause in accordance with Section 5(d) below at any time, then the vesting schedule of the Restricted Stock Award shall accelerate and all shares become fully vested with restrictions removed as of the termination date of this Agreement.
(e)Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him in performing services hereunder during the Term, in accordance with the policies and procedures then in effect and established by the Company.
(f)Other Benefits. During the Term, the Executive shall be entitled to continue to participate in or receive benefits under all of the Company’s Employee Benefit Plans in accordance with the terms of such plans in effect on the date hereof, or under plans or arrangements that provide the Executive with benefits at least substantially equivalent to those provided under such Employee Benefit Plans. As used herein, the term “Employee Benefit Plans” includes, without limitation, each retirement plan; stock option plan; life insurance plan; medical insurance plan; disability plan; and health and accident plan or arrangement established and maintained by the Company on the date hereof for employees of the same status within the hierarchy of the Company. During the Term, the Executive shall be entitled to participate in or receive benefits under any employee benefit plan or arrangement which may, in the future, be made available by the Company to its similarly situated employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plan or arrangement. Any payments or benefits payable to the Executive under a plan or arrangement referred to in this Section 4(f) in respect of any calendar year during which the Executive is employed by the Company for less than the whole of such year shall, unless otherwise provided in the applicable plan or arrangement, be prorated in accordance with the number of days in such calendar year during which they are so employed. Should any such payments or benefits accrue on a fiscal (rather than calendar) year, then the proration in the preceding sentence shall be on the basis of a fiscal year rather than calendar year.

(g)Vacations. In accordance with the Company’s generally applicable policies and Employee Handbook, the Executive shall be eligible for paid time off benefits (vacation, sick time, and holidays) on the same terms and conditions applicable to other similarly situated employees of the Company.

5.Termination. The Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:
(a)Death. The Executive’s employment hereunder shall automatically terminate upon their death.
(b)Disability. The Company may terminate the Executive’s employment if they are disabled and unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation for a period of 180 days (which need not be consecutive) in any 12-month period or if the Executive is expected to be unable to do so based on a reasonable degree of medical certainty. If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions with or without reasonable accommodation, the Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification, the Company’s determination of such issue shall be binding on the Executive. Nothing in this Section 5(b) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.
(c)Termination by the Company for Cause. At any time during the Term, the Company may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean: (i) conduct by the Executive constituting a material act of misconduct in connection with the performance of the Executive’s duties, including, without limitation, misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; (ii) the commission by the Executive of (A) any felony; or (B) a misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) any conduct by the Executive that would reasonably be expected to result in material injury or reputational harm to the Company or any of its subsidiaries and affiliates if the Executive were retained in the Executive’s position; (iv) continued non-performance by the Executive of the Executive’s responsibilities hereunder (other than by reason of the Executive’s physical or mental illness, incapacity or disability) which has continued for more than thirty (30) days following written notice of such non-performance from the Company; (v) a breach by the Executive of the Executive’s Patent, Confidential Information and Non-Compete Agreement between the Executive and the Company dated November 6, 2014 (the “Confidentiality Agreement”); (vi) a material violation by the Executive of any of the Company’s written employment policies; or (vii) failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.

(d)Termination Without Cause. At any time during the Term, the Company may terminate the Executive’s employment hereunder without Cause. Any termination by the Company of the Executive’s employment under this Agreement which does not constitute a termination for Cause under Section 5(c) or result from the death or disability of the Executive under Section 5(a) or (b) shall be deemed a termination without Cause.
(e)Termination by the Executive. At any time during the Term, the Executive may terminate their employment hereunder for any reason, including but not limited to Good Reason. If the Executive provides notice to the Company under Section 1 that he elects to discontinue the extensions, such action shall be deemed a voluntary termination by the Executive and one without Good Reason. For purposes of this Agreement, “Good Reason” shall mean that the Executive has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events after a Change in Control: (i) a material diminution in the Executive’s responsibilities, authority or duties; (ii) a diminution in the Executive’s Base Salary; (iii) a material change in the geographic location at which the Executive provides services to the Company; or (iv) the material breach of this Agreement by the Company. “Good Reason Process” shall mean that (i) the Executive reasonably determines in good faith that a “Good Reason” condition has occurred; (ii) the Executive notifies the Company in writing of the occurrence of the Good Reason condition within sixty (60) days of the occurrence of such condition; (iii) the Executive cooperates in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) the Executive terminates their employment within sixty (60) days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.
(f)Notice of Termination. Except for termination as specified in Section 5(a), any termination of the Executive’s employment by the Company or any such termination by the Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

(g)Date of Termination. “Date of Termination” shall mean: (i) if the Executive’s employment is terminated by their death, the date of their death; (ii) if the Executive’s employment is terminated by the Company for Cause under Section 5(c), the date on which Notice of Termination is given; (iii) if the Executive’s employment is terminated by the Company under Section 5(b) or 5(d), thirty

(30) days after the date on which a Notice of Termination is given; (iv) if the Executive’s employment is terminated by the Executive under Section 5(e), thirty (30) days after the date on which a Notice of Termination is given. Notwithstanding the foregoing, in the event that the Executive gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not constitute a termination by the Company for purposes of this Agreement.

6.Compensation Upon Termination.

(a)Termination Generally. If the Executive’s employment with the Company is terminated for any reason, the Company shall pay or provide to the Executive (or to their authorized representative or estate) any earned but unpaid base salary, incentive compensation determined by the Board to be earned but not yet paid, unpaid expense reimbursements, accrued but unused vacation and any vested benefits the Executive may have under the Company’s Employee Benefit Plans through the Date of Termination (the “Accrued Benefit”). The Executive shall not be entitled to receive any other termination payments or benefits from the Company except as specifically provided in Section 6(b) or Section 7.
(b)Termination by the Company Without Cause or In the Event the Parties do not Mutually Agree to Enter into the Extended Term or Subsequent Additional One (1) Year-Period. Except as provided in Section 6, if (i) the Executive’s employment is terminated by the Company without Cause as provided in Section 5(d) or if the Executive’s employment is terminated due to the natural conclusion of the Term without Parties’ mutual agreement enter into the Extended Term (a third year of employment) or Executive’s employment is terminated at the natural conclusion of the Extended Term without Parties’ mutual agreement to enter into a subsequent additional one (l) year period (a fourth year of employment), and (ii) the Executive signs a general release of claims in a form and manner satisfactory to the Company (the “Release”) within 21 days of the receipt of the Release (or within such longer period for consideration that may be specified in the Release) and does not revoke such Release during the seven-day revocation period (if applicable), and (iii) the Executive complies with the Confidentiality Agreement, then:

(i)The Company shall pay the Executive an amount equal to the sum of 1.0 times the Executive’s Base Salary. Such amount shall be paid out in a lump sum on the first payroll date after the Date of Termination or expiration of the seven-day revocation period for the Release, whichever is later.

(ii)As of the Date of Termination, all vested stock options held by the Executive shall be exercisable until the earlier of twelve (12) months following the Date of Termination or the expiration of the original term of the stock option; and any unvested stock options, restricted stock or other stock-based equity award will be immediately forfeited upon the Date of Termination.

(iii)Executive’s coverage under the Company’s group health insurance will extend through the end of the month in which the Date of Termination occurs. Executive may elect COBRA continuation coverage for the group health plans. Notification of conditions and premiums costs to continue health insurance will be provided to Executive following termination. Executive will be responsible for payment of premiums for health insurance coverage secured after the end of the month in which the Date of Termination occurs. In consideration of the loss of various benefits provided by the Company, the Company shall provide a lump sum payment to Executive equal to twelve (12) times the Company’s share of the monthly health insurance premium for the health insurance plan in force on the Date of Termination, less applicable withholdings and deductions.

(iv)The Company shall have no obligation to make any further payments (salary, bonus or otherwise) or provide any further benefits to Executive except as otherwise provided under the applicable terms of this Agreement or the Company’s Employee Benefit Plans.

7.Change in Control Payment. The provisions of this Section 7 set forth certain terms regarding the Executive’s rights and obligations upon the occurrence of a Change in Control of the Company. These provisions are intended to assure and encourage in advance the Executive’s continued attention and dedication to their assigned duties and their objectivity during the pendency and after the occurrence of any such event. These provisions shall apply in lieu of, and expressly supersede, the provisions of Section 6(b) regarding severance pay and benefits upon a termination of employment, if such termination of employment occurs within 12 months after the occurrence of the first event constituting a Change in Control. These provisions shall terminate and be of no further force or effect beginning 12 months after the occurrence of a Change in Control.

(a)Change in Control. If (i) within twelve (12) months after a Change in Control, the Executive’s employment is terminated by the Company without Cause as provided in Section 5(d) or the Executive terminates their employment for Good Reason as provided in Section 5(e), (ii) the Executive signs the Release within twenty-one (21) days of the receipt of the Release (or within such longer period for consideration that may be specified in the Release) and does not revoke the Release during the seven-day revocation period (if applicable), and (iii) the Executive complies with the Confidentiality Agreement, then:

(i)The Company shall pay to the Executive an amount equal to (i) one-hundred percent (100%) the Executive’s average annual base salary over the three (3) fiscal years immediately prior to the Termination Date (or the Executive’s annual base salary in effect immediately prior to the Change in Control, if higher) and (ii) one-hundred percent (100%) of the Executive’s average annual bonus over the three (3) fiscal years immediately prior to the Change in Control (or the Executive’s annual bonus for the last fiscal year immediately prior to the Change in Control, if higher). Such amounts shall be paid out either in a lump sum or in installments, per the discretion of the Company, and commencing on the first payroll date after the Date of Termination or expiration of the seven-day revocation period for the Release, whichever is later, subject to Section 7(b) regarding additional limitations and Section 8 regarding IRC Section 409A.

(ii)Notwithstanding anything to the contrary in any applicable option agreement or stock-based award agreement, on the later of Termination Date or expiration of the seven-day revocation period for the Release, whichever is later, the Executive shall vest in such portion of their stock options and other stock-based awards as he would have vested in if he had remained employed by the Company for twelve (12) months following the Termination Date. The vesting of such awards shall be held in abeyance to the extent necessary to give effect to this Section 7(a)(ii).

(iii)Executive’s coverage under the Company’s group health insurance will extend through the end of the month in which the Date of Termination occurs. Executive may elect COBRA continuation coverage for the group health plans. Notification of conditions and premiums costs to continue health insurance will be provided to Executive following termination.

Executive will be responsible for payment of premiums for health insurance coverage secured after the end of the month in which the Date of Termination occurs. In consideration of the loss of various benefits provided by the Company, the Company shall choose to either provide a lump sum payment to Executive equal to twelve (12) times the Company’s share of the monthly health insurance premium for the health insurance plan in force on the Date of Termination, less applicable withholdings and deductions, OR provide a monthly subsidy for a period of twelve (12) months and equivalent to the Company’s share of the monthly health insurance premium for the health insurance plan in force on the Date of Termination to offset the Executive’s COBRA cost.

(iv)The Company shall pay to the Executive all reasonable legal and arbitration fees and expenses incurred by the Executive in obtaining or enforcing any right or benefit provided by this Agreement, except in cases involving frivolous or bad faith litigation.

(v)The Company shall have no obligation to make any further payments (salary, bonus or otherwise) or provide any further benefits to Executive except as otherwise provided under the applicable terms of this Agreement or the Company’s Employee Benefit Plans.

(b)Additional Limitation.

(i)Anything in this Agreement to the contrary notwithstanding, in the event that any compensation, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Severance Payments”), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the following provisions shall apply:

A.	If the Severance Payments, reduced by the sum of (l) the Excise Tax and (2) the total of the federal, state, and local income and employment taxes payable by the Executive on the amount of the Severance Payments which are in excess of the Threshold Amount, are greater than or equal to the Threshold Amount, the Executive shall be entitled to the full benefits payable under this Agreement.
B.	If the Threshold Amount is less than (x) the Severance Payments, but greater than (y) the Severance Payments reduced by the sum of (1) the Excise Tax and (2) the total of the federal, state, and local income and employment taxes on the amount of the Severance Payments which are in excess of the Threshold Amount, then the benefits payable under this Agreement shall be reduced (but not below zero) to the extent necessary so that the maximum Severance Payments shall not exceed the Threshold Amount.

(ii)For the purposes of this Section 7(b), “Threshold Amount” shall mean three times the Executive’s “base amount” within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder less one dollar ($1.00); and “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, and any interest or penalties incurred by the Executive with respect to such excise tax.

(iii)The determination as to which of the alternative provisions of Section 7(b)(i) shall apply to the Executive shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive. For purposes of determining which of the alternative provisions of Section 7(b)(i) shall apply, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of the Executive’s residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

(c)Definitions. For purposes of this Section 7, the following terms shall have the following meanings:

“Change in Control” shall be deemed to have occurred in any one of the following events:

(i)any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (other than the Company, any of its subsidiaries, any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries, together with all Affiliates and Associates (as such terms are hereinafter defined) of such person), shall become the “beneficial owner” (as such term is defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the then outstanding shares of common stock of the Company (the “Stock”) (other than as a result of an acquisition of securities directly from the Company); or
(ii)persons who, as of the effective date of this Agreement (the “Effective Date”), constitute the Company’s Board of Directors (the “Incumbent Directors”) cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board, provided that any person becoming a director of the Company subsequent to the Effective Date shall be considered an Incumbent Director if such person’s election was approved by or such person was nominated for election by either (A) a vote of at least a majority of the Incumbent Directors or (B) a vote of at least a majority of the Incumbent Directors who are members of a nominating committee comprised, in the majority, of Incumbent Directors; but provided further, that any such person whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of the Board of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director; or
(iii)Upon (A) the consummation of any consolidation or merger of the Company where the shareholders of the Company, immediately prior to the consolidation or merger, did not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 of the Exchange Act), directly or indirectly, shares representing in the aggregate more than 50% of the voting shares of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), (B) the consummation of any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company or (C) the completion of a liquidation or dissolution that has been approved by the stockholders of the Company; or

(iv)For purposes of this Agreement, “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the Exchange Act, as in effect on the date of this Agreement; provided, however, that no person who is a director or officer of the Company shall be deemed an Affiliate or an Associate of any other director or officer of the Company solely as a result of their position as director or officer of the Company.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred for purposes of the foregoing clause (i) solely as the result of an acquisition of securities by the Company which, by reducing the number of shares of Stock outstanding, increases the proportionate number of shares of Stock beneficially owned by any person to 25% or more of the shares of Stock then outstanding; provided, however, that if any such person shall at any time following such acquisition of securities by the Company become the beneficial owner of any additional shares of Stock (other than pursuant to a stock split, stock dividend, or similar transaction) and such person immediately thereafter is the beneficial owner of 25% or more of the shares of Stock then outstanding, then a “Change in Control” shall be deemed to have occurred for purposes of the foregoing clause (i), as applicable.

8.Section 409A.

(a)Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s “separation from service” within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, and to the extent any payment or benefit that the Executive becomes entitled to under this Agreement would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, then no such payment shall be payable and no such benefit shall be provided prior to the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death.
(b)All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
(c)To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(d)The Parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The Parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.
(e)The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

9.Covenants.

(a)Confidentiality Agreement. The Executive acknowledges and agrees that the Confidentiality Agreement shall continue in effect as if set forth herein.

(b)Non-Solicitation of Customers and Employees.

(i)Executive acknowledges and agrees that during the course of Executive’s employment by the Company, Executive has and/or will come into contact with and become aware of some, most or all of the Company’s past customers, present customers and prospective customers, as well as the specific contact information for key personnel at the Company’s customers. Executive further acknowledges and agrees that the disclosure of such customer information, absent the Company’s consent, will cause the Company great and irreparable harm.

(ii)Executive acknowledges and agrees that during Executive’s employment and for a one (1) year period after Executive’s employment with the Company ends, whether voluntarily or involuntarily, Executive will not, either directly or indirectly, solicit, attempt to solicit, or accept business nor will Executive assist any other entity or individual, either directly or indirectly, in soliciting or attempting to solicit, or accept business from any customers of the Company, whether an individual or entity, with whom Executive had personal contact or dealings with on behalf of the Company or with whom employees reporting to Executive had dealings with on behalf of Company, at any time during the one (1) year period preceding the termination of Executive’s employment.

(iii)Executive further acknowledges and agrees that for a one (1) year period after Executive’s employment with the Company ends, whether voluntarily or involuntarily, Executive will not directly or indirectly, either individually or through any person, firm, corporation or other entity, solicit or attempt to solicit, offer employment to or hire in any capacity, or entice away or in any other manner persuade or attempt to persuade any officer, director, agent, representative or employee of the Company to leave their employment with the Company.

(c)Non-Interference and Non- Disparagement. During Executive’s employment with the Company and for a two (2) years period after Executive’s employment with the Company ends, whether voluntary or involuntary, Executive acknowledges and agrees that they will not:

(i)Directly or indirectly interfere with the Company’s business operations or the Company’s relationship with any person or entity, including, without limitation, the Company’s past, present or prospective customers, or any other person or entity that, at any time within the one (1) year period preceding the termination of Executive’s employment with the Company, was a vendor or supplier to, distributor or licensee of or was otherwise in the habit of dealing with, the Company; or
(ii)Engage in any action or conduct, either directly or indirectly, that disparages, mistreats or harms the Company or any of the Company’s employees, officers, directors, or representatives, or that results in the disparagement, mistreatment, or injury of the Company or any of the Company’s current or former employees, officers, directors, or representatives.
(d)Litigation and Regulatory Cooperation. During and after employment with the Company, the Executive shall cooperate fully with the Company and all of its subsidiaries and affiliates (including its and their outside counsel) in connection with the contemplation, prosecution and defense of all phases of existing, past and future claims or actions which relate to events or occurrences that transpired while the Executive was employed by the Company. The Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after employment with the Company, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. The Company shall reimburse the Executive for any pre-approved reasonable business travel expenses that are incurred in connection with the Executive’s performance of obligations pursuant to this Section 9(d) after receipt of appropriate documentation consistent with the Company’s business expense reimbursement policy.

(e)Injunction. The Executive agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by the Executive of their obligations under this Agreement, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, the Executive agrees that if the Executive breaches, or proposes to breach, any provision of this Agreement, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company.

(e)Protected Disclosures. Nothing contained in this Agreement, the Confidentiality Agreement or any other agreement or any policy of the Company shall be applied or construed to limit the Executive’s ability to communicate with any federal, state or local governmental agency or commission, including to provide documents or other information, without notice to the Company, or to testify truthfully in any legal proceeding.

10.Consent to Jurisdiction. With respect to any dispute arising under this Agreement, the Parties hereby consent to the exclusive jurisdiction of the Supreme Courts of New York State and the

United States District Court for the Northern District of New York. Accordingly, with respect to any such court action, the Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

11.Integration. This Agreement constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersedes and replaces all prior agreements between the Parties concerning such subject matter, including specifically the Prior Agreement. For clarification, the Parties hereby acknowledge and agree that the Confidentiality Agreement remains in full force and effect.
12.Withholding. All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.
13.Successor to the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal representatives, executors, administrators, heirs, distributees, devisees and legatees. In the event of the Executive’s death after the termination of their employment but prior to the completion by the Company of all payments due under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to death (or to their estate, if the Executive fails to make such designation).
14.Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
15.Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
16.Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Board.
17.Effect on Other Plans. Nothing in this Agreement shall be construed to limit the rights of the Executive under the Company’s benefit plans, programs or policies except (a) as otherwise provided herein, and (b) that the Executive shall have no rights to any severance or similar benefits under any severance pay plan, policy or practice.
18.Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.
19.Governing Law. This is a New York contract and shall be construed under and be governed in all respects by the laws of the State of New York, without giving effect to the conflict of laws principles of such State. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the Second Circuit.

20.Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.
21.Successor to Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no succession had taken place. If the Company does not obtain an assumption of this Agreement at or prior to the effectiveness of any succession, and terminates the Executive’s employment at that time, it shall constitute a termination without Cause, pursuant to Section 5(d).
22.Gender Neutral. Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise.
23.Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.
24.Clawback. The Executive acknowledges that the Executive is subject to the Company’s Compensation Recovery Policy (as such policy may be amended and/or restated, the “Clawback Policy”), which the Executive acknowledges and agrees that the Executive has reviewed. Any action by the Company to recover Erroneously Awarded Compensation (as defined in the Clawback Policy) under the Clawback Policy from the Executive shall not, whether alone or in combination with any other action, event or condition, be deemed (i) a Good Reason condition or serve as a basis for a claim of constructive termination under any benefits or compensation arrangement applicable to the Executive, or (ii) to constitute a breach of a contract or other arrangement to which the Executive is a party.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement effective on the date and year first above written.

PLUG POWER INC.

By:	/s/ Andrew Marsh
Name:	Andrew Marsh
Title:	CEO

EMPLOYEE

By:	/s/ Paul B. Middleton
Name:	Paul B. Middleton
Title:	CFO